 EXHIBIT 8.1

 LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2023:

Name of the entity	Country	Main activity	Stake at 06.30.2023
IRSA's direct interest:
E-Commerce Latina S.A.	Argentina	Investment	100.00%
Efanur S.A. (3)	Uruguay	Investment	-
Hoteles Argentinos S.A.U.	Argentina	Hotel	100.00%
Inversora Bolívar S.A.	Argentina	Investment	100.00%
Llao Llao Resorts S.A. (1)	Argentina	Hotel	50.00%
Nuevas Fronteras S.A.	Argentina	Hotel	76.34%
Palermo Invest S.A.	Argentina	Investment	100.00%
Ritelco S.A.	Uruguay	Investment	100.00%
Tyrus S.A.	Uruguay	Investment	100.00%
U.T. IRSA y Galerias Pacifico (1)	Argentina	Investment	50.00%
Arcos del Gourmet S.A.	Argentina	Real estate	90.00%
Emprendimiento Recoleta S.A.	Argentina	Real estate	53.68%
Fibesa S.A.	Argentina	Real estate	100.00%
Panamerican Mall S.A.	Argentina	Real estate	80.00%
Shopping Neuquén S.A.	Argentina	Real estate	99.95%
Torodur S.A.	Uruguay	Investment	100.00%
EHSA	Argentina	Investment	70.00%
Centro de Entretenimiento La Plata	Argentina	Real estate	100.00%
We Are Appa S.A.	Argentina	Design and software development	98.67%
Tyrus S.A.'s direct interest:
DFL and DN BV	Bermuda’s / Netherlands	Investment	99.59%
IRSA International LLC	USA	Investment	100.00%
Jiwin S.A. (3)	Uruguay	Investment	-
Liveck S.A. (2)	British Virgin Islands	Investment	100.00%
Real Estate Strategies LLC	USA	Investment	100.00%
Efanur S.A.'s direct interest:
Real Estate Investment Group VII LP (REIG VII) (3)	Bermuda’s	Investment	-
DFL's and DN BV's direct interest:
Dolphin IL Investment Ltd.	Israel	Investment	100.00%

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(1)

The Company has consolidated the investment in Llao Llao Resorts S.A. and UT IRSA and Galerías Pacífico considering its equity interest and a shareholder agreement that confers its majority of votes in the decision-making process.

(2)	Includes Tyrus’ and IRSA S.A.’s equity interests.
(3)	Liquidated in October 2022.